UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number:     001-06781

                        THE OHIO BELL TELEPHONE COMPANY
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

             45 Erieview Plaza, Cleveland, OH 44114, (800) 257-0902
-------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

    (a) 5.75% Medium-Term Notes Due May 1, 2000 ("Year 2000 Notes"), (b) 6.125% Medium-Term Notes Due May 15, 2003 ("Year 2003 Notes"), (c) 5.00% Debentures
Due February 1, 2006 ("Year 2006 Debentures"), (d) 5.375% Debentures Due March 1, 2007 ("Year 2007 Debentures"), and (e) 7.85% Debentures Due December 15, 2022 ("Year 2022 Debentures")
-------------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
-------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   |_|     Rule 12h-3(b)(1)(i)    |X|   Rule 15d-6       |_|
Rule 12g-4(a)(1)(ii)  |_|     Rule 12h-3(b)(1)(ii)   |_|
Rule 12g-4(a)(2)(i)   |_|     Rule 12h-3(b)(2)(i)    |_|
Rule 12g-4(a)(2)(ii)  |_|     Rule 12h-3(b)(2)(ii)   |_|

Approximate number of holders of record     Year 2000 Notes:       102
as of the certification or notice date:     Year 2003 Notes:       109
                                            Year 2006 Debentures:   89
                                            Year 2007 Debentures:   87
                                            Year 2022 Debentures:   54

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     October 12, 1999            By: /s/ Wayne W. Wirtz
                                          Wayne A. Wirtz
                                          Counsel